Exhibit 3.81
CERTIFICATE OF FORMATION
OF
ELITE MATTOON, L.L.C.
1.	The name of the limited liability company is Elite Mattoon, L.L.C.

2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Elite Mattoon, L.L.C. this 9th day of July 2001.

/s/ Sam Kovitz
Sam Kovitz, Authorized Person